EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, is by and between **New Peoples Bank, Inc.**, a Virginia bank corporation, herein referred to as the "Bank" or "New Peoples", and Brvan Booher ______________, herein referred to as the "Executive".

WITNESSETH:

WHEREAS, New Peoples is commercial bank that currently conducts business from offices located in the States of Virginia, Tennessee, North Carolina and West Virginia, and may conduct business in other states in the future; and,

WHEREAS, the Executive has knowledge, experience and education in performing services to commercial banks such as New Peoples; and,

WHEREAS, New Peoples desires to employ the Executive, and the Executive desires to be employed by New Peoples in accordance with the terms and conditions hereafter set forth.

NOW THEREFORE, for and in consideration of the premises herein, the parties hereby mutually agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meaning assigned to them in the body of this Agreement or as follows:

   A. "Accrued Obligations" shall mean:

      (1) Any accrued and unpaid Base Salary through the date of suspension, termination, or expiration of employment, payable pursuant to New Peoples' standard payroll policies; and,

      (2) Any compensation and benefits payable to Executive based on Executive's participation in any compensation or benefit plan, program or arrangement of New Peoples through the date of suspension, expiration or termination of this Agreement, payable in accordance with the terms of such plan, program or arrangement; and,

      (3) Any expense reimbursement that is due the Executive under Section 6(D); and,

      (4) With respect to any termination with cause under Section 10(B) or without cause under Section 10(C), any declared and earned but unpaid bonus of Executive.

   B. "Base Salary" shall mean the sum set forth on Exhibit 1 of this Agreement and described in Section 6, which annual sum shall be payable in periodic payments, in arrears, in accordance with New Peoples' standard pay schedule for its employees as is in effect from time-to-time.

   C. "Benefit Start Date" shall mean the first day of the Executive's employment with New Peoples under an oral, at-will arrangement as set forth on Exhibit 1 of this Agreement.

   D. "Board" shall mean the Board of Directors of New Peoples, and any committee thereof that is charged with performing duties on behalf of the entire Board of Directors that relate to the Executive's duties hereunder.

E. "Change in Control" shall mean the occurrence of any of the following after the Commencement Date:

(1) Any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any employee benefit plan of New Peoples or any affiliate or a person currently serving on the Board as of the Commencement Date, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of Bank's outstanding securities; or,

(2) the Bank consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Bank (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (i) the Bank's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division ("Sale of the Bank"); or,

(3) the shareholders of the Bank approve a plan of complete liquidation or winding up of the Bank; or,

(4) the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Bank's assets.

F. "COBRA Premium Payments" shall mean the monthly COBRA premium in effect as of the date of Executive's termination of employment for the level of coverage in effect for the Executive under New Peoples' group health plan.

G. "Commencement Date" shall be the date described as such in Exhibit 1 to this Agreement.

H. "Competitive Activities" shall mean:

(1) Providing services in any capacity, directly or indirectly, on behalf of any Competitive Business as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director.

(2) Soliciting customers located within the Restrictive Territory for the Executive or for any Competitive Business with whom the Executive may be associated or provides services on behalf of.

(3) Entering into or engaging in any discussion or negotiation or assisting in such actions to encourage employees, agents, managers or representatives of New Peoples to disassociate their relationship with New Peoples in order to work for or in cooperation with the Executive or any person, association, corporation or any Competitive Business.

(4) Promote or assist, financially or otherwise, any Competitive Business.

(5) The ownership of more than five percent (5%) of the outstanding equity interest in a Competitive Business.

I. "Competitive Business" shall mean any financial institution or other entity or business that competes with New Peoples or any of its affiliates by offering banking, lending and/or other financial services that are competitive with those offered by New Peoples, or any subsidiary or affiliate of any such financial institution or other entity or business that competes with New Peoples or any of its affiliates within the Restrictive Territory.

J. "Confidential Information" shall mean any information concerning the matters affecting or relating to New Peoples' and its affiliates' businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties, or other secret information about New Peoples that is not available to the general public, including all records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used, will use, has prepared or will prepare during Executive's employment.

K. "Contract Year" shall mean:

(1) For the Initial Term, from the Commencement Date until December 31st of the year after the Commencement Date, and all benefits hereunder during any initial, partial year shall be pro-rated based on a 365-day year.

(2) For each subsequent, Term that this Agreement is in place, from January 1 to December 31.

(3) For the year in which this Agreement is terminated or expires, from January 1 to the date of such termination or expiration, and all benefits hereunder shall be pro-rated during the last Contract Year based on a 365-day year.

L. "Initial Term" shall mean the period between the Commencement Date and December 31st of the year following the year of the Commencement Date.

M. "Non-Compete Period" will be the greater of (i) the Severance Period, or (ii) six (6) months.

N. "Non-Compete Trigger" shall mean (i) a termination of this Agreement by New Peoples pursuant to Section 10(A)(1) through (4), inclusive, or (ii)) a termination of this Agreement by New Peoples pursuant to Section 10(A)(5) unless the Executive is deemed under Section 12(A) to have acted in good faith, or (iii) a termination or non-renewal of this Agreement by Executive pursuant to Section 10(D), or (iv) the Executive receiving Severance Benefits.

O. "Position" shall mean the specific title and task for which New Peoples is employing the Executive as described in Exhibit 1 attached to the Agreement.

P. "Post-Severance Obligations" shall mean that the Executive is fully and completely complying with the Executive's obligations under Sections 11(E), 11(F), 11(G), 12, 13, 14, 16, Exhibit 2, and Exhibit 3 during the Severance Period.

Q. "PTO" shall mean Paid Time Off as described in Section 6(B) and on Exhibit 1 of

this Agreement.

R. "Restrictive Territory" shall mean:

(1) the Virginia jurisdictions of Bland, Bristol, Buchanan, Dickenson, Grayson, Lee, Russell, Scott, Smyth, Tazewell, Washington, Wise, and Wythe.

(2) the West Virginia jurisdictions of Fayette, Logan, McDowell, Mercer, Mingo, Monroe, Raleigh and Wyoming.

(3) the Tennessee jurisdictions of Carter, Greene, Hawkins, Johnson, Sullivan, Unicoi and Washington.

(4) The North Carolina jurisdiction of Boone, Watauga County

(5) such other jurisdictions in which New Peoples has a branch bank or a loan production office, and each jurisdiction that is located adjacent to a jurisdiction in which New Peoples has a branch bank or a loan production office, during the Term or upon the expiration or termination of this Agreement.

S. "Severance Benefits" shall mean (i) the periodic, pro-rata portion of the Base Salary that becomes payable during the Severance Period as if the Executive were still employed, and (ii) COBRA Premium Payments, if Executive elects to be so covered during all or any portion of the Severance Period.

T. "Severance Period" shall mean the period of time described on <u>Exhibit</u> 1 after a Severance Trigger, or if there has been a Change in Control within twelve (12) months prior to the Severance Trigger, the period of time after a Severance Trigger that is twice the time described on <u>Exhibit 1</u>.

U. "Severance Trigger" shall mean (i) a termination of this Agreement by Executive pursuant to Section 10(B), or (ii) a termination or non-renewal of this Agreement by New Peoples pursuant to Section 10(C).

V. "Superior Officer(s)" shall mean the Board and the person(s) who, from time-to-time, hold the position(s) with New Peoples described on <u>Exhibit 1</u> and to whom the Executive shall answer.

W. "Term" shall mean the period between the Commencement Date and its termination or expiration.

X. "Termination Protocol" shall mean the Executive becoming obligated to (i) return all keys and access codes that Executive may have to New Peoples' premises and property, (ii) return all bank property that the Executive may have such as computers, cellular phones, electronic devices, files, credit cards and vehicles, (iii) remove any of the Executive's tangible personal property from New Peoples' premises, and (iii) not enter New Peoples' premises other than as a customer.

2. <u>Prior Relationship.</u> The parties acknowledge that the Executive has been employed by New Peoples since the Benefit Start Date. The parties agree that from and after the Commencement Date, the terms and conditions of the employment relationship between the parties shall be governed by the terms of this Agreement. The Executive agrees, as part of the consideration for this Agreement, that New Peoples has fully complied with the terms of the prior oral, at-will employment arrangement or any prior employment agreement

through the date immediately prior to the Commencement Date.

3. Employment. Beginning on the Commencement Date, New Peoples will employ the Executive, and the Executive will be employed by New Peoples for the Position on a full-time basis in accordance with, and under the terms of, this Agreement. Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to the Position, as well as those that are delegated to Executive by the Superior Officers and the Board.

4. Term.

   A. *Binding Date.* This Agreement shall be binding on the parties as of the last dateon which this Agreement is signed by both New Peoples and the Executive.

   B. *Initial Term.* The Executive shall initially be employed under the terms hereof for the Initial Term.

   C. *Automatic Renewal.* Upon expiration of the Initial Term, this Agreement shall automatically renew for successive renewal Terms of one (1) year each until either party advises the other at least ninety (90) days in advance of such party's desire to terminate this Agreement effective at the end of the then Contract Year.

   D. *Continuing Obligations.* Upon expiration or termination of this Agreement, the provisions of Sections 8, 11(A), 11(E), 11(F), 11(G), 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, Exhibit 2, and Exhibit 3 shall continue to be binding on the Executive in accordance with such provisions.

5. Duties and Responsibilities. The Executive shall assume the following duties and responsibilities:

   A. *Assigned Duties.* Diligently undertake faithfully and with skill, care and attention all duties assigned to the Executive by the Superior Officers for the Position, exclusively for New Peoples, and in accordance with New Peoples' policies and practices.

   B. *Rules & Regulations.* Abide by all rules, regulations and special instructions applicable to the Executive and the Position that are promulgated by state and federal agencies, as well as the employment policies and practices of NewPeoples as may, from time to time, be promulgated; however, to the extent of a conflict between any such policies and practices, the provisions of this Agreement shall govern.

   C. *Loyal.* Be loyal and faithful to New Peoples, constantly endeavoring to improve the Executive's skill, ability and knowledge of the Executive's profession in an effort to increase the value of the Executive's services for the mutual benefit of New Peoples and the Executive.

   D. *Schedule.* Work such schedule as is set from time to time by the Superior Officer. Generally, the Executive will work forty (40) hours per week, along with such additional time as may be necessary to meet the needs of the business from time to time.

   E. *Full-Time.* Devote the Executive's full time, energies and skills to the performance of the Executive's Position with New Peoples and to not engage in any other employment or Competitive Activities without the express written consent ofNew

Peoples, which consent may be withheld, conditioned or delayed; provided, that this provision shall not be construed to prevent the Executive from personally and for the Executive's own account engaging in passive investments for the Executive's own benefit or providing services to non-profit organizations outside the Executive's normal work hours for New Peoples.

F. *Personal Acts.* Avoid such personal acts, habits and uses that might injure in any material way, directly or indirectly, the Executive's professional or personal reputation and/or reflect negatively upon the professional reputation of New Peoples.

G. *Reviews.* Participate with New Peoples' management and/or its Board in regularly scheduled reviews of the Executive's performance of the duties and responsibilities as described herein.

6. Compensation and Benefits. In consideration of the Executive's services to New Peoples, New Peoples agrees to compensate the Executive as follows:

A. *Base Salary.*

(1) New Peoples will pay the Executive the Base Salary.

(2) After the Initial Term and each Contract Year thereafter, and after an appropriate annual review of the Executive's performance hereunder, New Peoples may increase the Base Salary and, with the consent of the Executive, amend the other terms set forth in Exhibit 1 by both parties signing and dating a new Exhibit 1. In all events, the last signed Exhibit 1 shall be the binding from the date that it is last signed until the earlier of a subsequent amendment or the expiration or termination of this Agreement.

(3) For each day, or part thereof, of any month in which the Executive does not provide the services required by this Agreement, and for which the Executive does not have available PTO days as hereafter set forth, then the Executive's Base Salary shall be reduced by a sum equal to the number of days, or parts thereof, that the Executive does not perform the Executive's required services divided by the number of days that the Executive should have performed services during such month.

B. *Paid Time Off.*

(1) The Executive will be entitled to the number of days of PTO per Contract Year as described on Exhibit 1, of which the Executive agrees to schedule at mutually agreed times as far in advance as possible, preferably at least 30 days in advance when five (5) or more consecutive days are being taken, except in the case of sickness or time off for bereavement, in order to coordinate the customer care needs of New Peoples with its other executive employees.It is mandatory that all employees with at least one year of service take five consecutive workdays for vacation each year. This 'five consecutive days' must be scheduled in advance and should be planned and approved by each January 31st.

(2) The Executive will also be entitled to such paid days off for sick leave, holidays, and bereavement as New Peoples' provides by its employment policies for all of its senior management personnel.

(3) The Executive will not use more than fourteen (14) days of PTO consecutively without New Peoples' consent. The Executive's right to PTO shall be pro-rated upon expiration or termination of this Agreement, and in the event the Executive has taken more PTO than earned during the Contract Year of termination or expiration, New Peoples shall be entitled to deduct from the last compensation check otherwise owing to the Executive an amount of money equal to the gross daily pay for each of the Executive's PTO days over and above the PTO days that were earned.

(4) New Peoples will compensate the Executive for any earned but untaken PTO time as New Peoples' provides by its employment policies for all of its senior management personnel.

C. *Benefit Plans.* New Peoples agrees to provide the Executive with such group life insurance, health and disability insurance, supplemental life insurance, supplemental long-term disability insurance, retirement plans, and any equity and/or other long-term compensation programs coverages as New Peoples may from time-to-time have in effect for its senior management personnel, and do so on terms no less favorable than any other New Peoples' senior management personnel within the Executive's Position class. Any contribution by New Peoples to such coverages will be considered additional compensation to the Executive in accordance with applicable law.

D. *Expenses.* New Peoples will reimburse the Executive for the Executive's ordinary and necessary business expenses and reasonable travel and entertainment expenses incurred in connection with the performance of Executive's Position within a reasonable time after the Executive presents to New Peoples an itemized account of such expenses in such form as New Peoples may reasonably require.

E. *Withholding.* The Bank may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation inasmuch as it is understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein.

7. Office Staff and Equipment. New Peoples agrees to provide for the Executive appropriate office space, staff and equipment as reasonably needed for the Position. Unless the Executive otherwise notifies New Peoples in writing, it shall be conclusively presumed that the office staff, space and equipment are agreeable to the Executive and are sufficient to allow the Executive to perform the Executive's duties under this Agreement.

8. Fees and Revenue. The Executive agrees that all revenues generated by the Executive's services hereunder shall remain the sole and separate property of New Peoples and, in addition, any witness fees and any other remuneration for the services rendered by the Executive during the Term shall be the sole and separate property of New Peoples. The Executive acknowledges that the Executive's only claim to compensation as an employee shall be as set forth in Section 6. Any such revenue, fees and remuneration received by the Executive shall by promptly tendered to New Peoples.

9. Suspension of Employment. New Peoples may suspend the Executive's employment, in lieu of terminating it under Section 10, immediately upon notice to the Executive that the Superior Officer or Board reasonably suspects that the Executive has breached this Agreement, during which suspension New Peoples will pay the Accrued Obligations to the

Executive when due and continue to provide to the Executive the benefits under Sections 6(A), 6(C) and 6(D) but may, in a Superior Officer's or Board's discretion and upon notice to Executive, not provide the benefits under Section 6(B). New Peoples may also, upon notice to Executive, impose the Termination Protocol upon any suspension.

10. Termination of Employment. The parties agree that the Executive's employment with New Peoples may be terminated, or a party may elect to not renew it, as follows:

A. *By New Peoples For Cause.* New Peoples may terminate the Executive's employment immediately upon written notice to the Executive for justifiable cause, in which case the Executive shall be responsible and obligated to New Peoples for any consequential damages, including all costs, expenses, and reasonable attorney fees as may be incurred by New Peoples in enforcing its rights under the terms of this Agreement, and which justifiable cause shall include, but not be limited to, the following:

(1) The Executive being charged with, indicted, and/or convicted of (i) any felony, (ii) any crime of moral turpitude, specifically including perjury or fraud, and/or (iii) any criminal offense which in any way relates or pertains to the use, possession, sale, and/or unlawful distribution of any drugs or controlled substances; or,

(2) The Executive engaging in actions that the Superior Officer or Board, based upon the advice of its counsel, reasonably believes (i) is likely to cause substantial financial harm or injury to New Peoples' business reputation, or (ii) may subject New Peoples to criminal or civil liability; or,

(3) The Executive's willful violation, in the opinion of the Superior Officer or Board, based upon the advice of its counsel, of (i) any law, rule or regulation applicable to New Peoples or the Executive (other than routine traffic violations or similar offenses), or (ii) a final cease-and-desist order or similar regulatory action removing the Executive, or substantiallyaffecting Executive's ability to carry out the Executive's obligations hereunder.

(4) The Superior Officer or Board, based upon the advice of its counsel, having reasonable suspicion that the Executive has committed fraud, misappropriation, embezzlement, incompetence, willful misconduct, a breach of fiduciary duty involving personal profit, a breach of New Peoples' Code of Ethics, a material violation of the Sarbanes-Oxley requirements for officers of public companies, or similar acts of dishonesty, harassment, or incompetence.

(5) The Executive's failure to perform the duties of the Executive's Position, or the Executive's breach or non-fulfillment of this Agreement, after New Peoples provides the Executive with ninety (90) days prior written notice of such failure or breach and the Executive's refusal or inability to cure the failure or breach during such period.

B. *By the Executive For Cause.* The Executive may terminate the Executive's employment with New Peoples upon New Peoples' non-fulfillment of this Agreement after the Executive provides New Peoples with ninety (90) days prior written notice of such failure or breach and New Peoples' refusal or inability to cure the failure or breach during such period.

C. *By New Peoples Without Cause.* New Peoples may voluntarily terminate the Executive's employment, or refuse to renew this Agreement for an additional Contract Year, without cause, upon a minimum of ninety (90) days prior written notice to the Executive, which such early termination or failure to renew shall not be a breach of this Agreement.

D. *By the Executive Without Cause.* The Executive may voluntarily terminate the Executive's employment with New Peoples, or refuse to renew this Agreement for an additional Contract Year, for any reason or no reason, without cause, upon a minimum of ninety (90) days prior written notice to New Peoples, which such early termination or failure to renew shall not be a breach of this Agreement. Upon mutual agreement of New Peoples and Executive, termination of employment could take place before the notification period ends; however, Executive would forgo compensation between the termination date and the end of the notification period.

E. *By Death or Disability of the Executive.* In the event of the Executive's death or the Executive being deemed disabled for purposes of New Peoples' long-term disability plan that covers Executive, New Peoples may terminate this Agreement without further liability, except to the extent (i) as may be limited by applicable law, or (ii) of any benefit plans that New Peoples provides to the Executive, the Executive's heirs, beneficiaries, successors and assigns.

F. *By Governmental Action.* In the event any governmental entity or regulatory authority having jurisdiction over New Peoples shall promulgate any subsequent law, regulation, decision, guidance or other issuance affecting the obligations hereunder of any party, then the parties agree to negotiate in good faith to amend this Agreement to conform to such issuance. In the event such negotiations fail to produce mutually agreeable conforming amendments, or governmental or regulatory authority action prohibits Executive's employment in the Position, then either party may terminate this Agreement upon ninety (90) days prior written notice to the other.

11. Post-Termination Actions.

A. *Termination Protocol.* The Termination Protocol shall immediately be imposed upon the effective date of any termination or non-renewal hereunder. In addition, New Peoples may, in its discretion, impose the Termination Protocol at any time after the Executive provides New Peoples with a notice of future termination or non-renewal under Sections 10(B) or 10(D).

B. *Accrued Obligations.* Upon any termination or non-renewal of this Agreement, New Peoples will pay the Executive all Accrued Obligations as and when the same shall become due.

C. *Severance Benefits.*

(1) After a Severance Trigger, Executive will be entitled to Severance Benefits provided that the Executive:

a. Complies with the Post-Severance Obligations; and,

b. Executes and delivers to New Peoples the General Release in the form attached hereto as Exhibit 3 (the "Release"); and,

c. The Release becomes irrevocable under the Age Discrimination in Employment Act not later than fifty-six (56) days after the

Severance Trigger.

(2) After the Executive's execution and delivery of the Release and beginning fifty-six (56) days after the Severance Trigger, then for so long as the Executive complies with the Post-Severance Obligations, New Peoples will pay the Severance Benefits to the Executive during the Severance Period. The Severance Benefits will accrue before the Release becomes irrevocable but will not be payable until the Release becomes irrevocable under the Age Discrimination in Employment Act.

(3) Executive acknowledges and agrees the Severance Benefits, if applicable, are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of New Peoples.

(4) New Peoples shall deliver to Executive a copy of the Release not later than three (3) days after the Severance Trigger. In the event that the fifty-six (56) day period begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under §409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the payment or settlement of which is conditioned on the effectiveness of the Release, shall be paid in the later taxable year.

D. *Accelerated Vesting.* Upon the occurrence of Severance Trigger within twelve (12) months after a Change in Control and provided the Executive complies with the Post-Severance Obligations, then, except to the extent otherwise provided in the applicable award agreements or terms of the applicable plan(s), all of Executive's then outstanding stock options and other equity-based awards, if any, shall become fully vested on the day after the end of the Severance Period, except that in the case of any stock options or other equity-based awards the scheduled vesting of which is, in whole or in part, contingent upon the achievement of one or more performance goals, such performance goals shall be deemed to be fully achieved (at "target," to the extent applicable) as of the date of the termination of Executive's employment, and such option or other equity-based award shall vest on a pro-rata basis on the day after the end of the Severance Period based on the number of days during the scheduled vesting period during which Executive was employed relative to the total number of days during the scheduled vesting period.

E. *Cooperation.* During the Term and following the expiration or termination of this Agreement for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to New Peoples and/or its respective affiliates, as New Peoples may reasonably request with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by New Peoples, and (ii) cooperate with New Peoples during the course of all third-party proceedings arising out of New Peoples' business about which Executive has knowledge or information; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and New Peoples.

F. *Non-Disparagement.* After the expiration or termination of this Agreement:

(1) Executive shall not provide information, issue statements, or make any

communication having the effect of disparaging or causing harm to New Peoples' reputation, or its affiliates, shareholders, directors, officers, employees or customers; and,

(2) New Peoples shall not provide information, issue statements, or make any communication having the effect of disparaging or causing harm to the Executive.

(3) Notwithstanding the above, nothing in this Section 11(F) shall prohibit (i) either party from providing communications when required by law or to the regulators of financial institutions, or (ii) in the case of New Peoples, communications that are necessary or appropriate, in the opinion of its counsel, to investors or in filings with the U.S. Securities and Exchange Commission or set out the basis under this Agreement for the termination of Executive's employment.

G. *Effect.* Upon termination or non-renewal of Executive's employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer, or director position) with New Peoples and its affiliates, and (ii) relinquish any power of attorney, signing authority, trust authorization, or bank account signatory authorization that Executive may hold on behalf of New Peoples and its affiliates. Executive's execution of this Agreement shall be deemed the grant by Executive to the officers of the Bank of a limited power of attorney to sign in Executive's name and on Executive's behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

12. <u>Restrictive Covenant.</u>

A. *Good Faith Hearing.*

(1) In the event New Peoples terminates this Agreement pursuant to Section 10(A)(5), the Executive may request a Good Faith Hearing within ten (10) days after such a termination. The Executive shall send such request in writing to a Superior Officer and identify in the notice a person that the Executive wishes to be the Executive's representative at the hearing. Within ten (10) days after New Peoples receives a request for a Good Faith Hearing, New Peoples will identify in writing to the Executive a person that New Peoples wishes to be its representative.

(2) Within ten (10) days of the appointment of the New Peoples' representative, the two representatives will meet, both with and without their respective appointers, to discuss the facts of the Executive's termination in order to answer one question: Did the Executive try in good faith to satisfy the obligations of this Agreement and perform the duties of the Executive's Position, or was the Executive's refusal or inability to satisfy New People's requirements done with indifference or a desire to be terminated?

(3) If the two representatives are unable to reach a unanimous decision within fifteen (15) days of the appointment of the New Peoples' representative, the two will jointly appoint a third representative, the three representatives will meet within ten (10) days of the appointment of the third representative, and the decision of any two of the three will be binding on the parties hereto.

(4) If the representatives decide that the Executive tried in good faith to satisfy the obligations of this Agreement and perform the duties of the Executive's Position, the Executive's termination will not be deemed a Non-Compete Trigger. If the representatives decide that the Executive's refusal or inability to satisfy New People's requirements was done with indifference or a desire to be terminated, the Executive's termination will be deemed a Non-Compete Trigger; however, only the activities described in Section 1(H)(2) and (3) will be deemed Competitive Activities for purposes of Section 12(B) below.

(5) A representative may be, but is not required to be, an attorney. Each representative will be entitled to know all facts relevant to the termination decision, but will otherwise maintain the confidentiality of such facts as to any third parties. In no event will a representative be subject to call as a witness in any litigation. Each party will pay the costs of their appointed representative, and the parties will share equally the cost of any third representative.

B. *Generally.* As an intregal part of New Peoples entering into this Agreement with the Executive for the Position, and in consideration of (i) the sum of $100.00 cash in hand paid to the Executive upon execution of this Agreement, and (ii) the Confidential Information to be disclosed to Executive, the Executive agrees that during the term of this Agreement and thereafter upon the occurrence of a Non-Compete Trigger, the Executive will not engage in Competitive Activities for the length of the Non-Compete Period; however, only the activities described in Section 1(H)(2) and (3) will be deemed Competitive Activities if the Non-Compete Trigger is based on a termination or non-renewal of this Agreement by Executive pursuant to Section 10(D).

C. *Independent Obligations.* The covenants in this Section 12 on behalf of the Executive are of the essence of the employment arrangement and shall be construed as independent of any other provision or agreement, and the existence of any claim or cause of action against New Peoples, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by New Peoples of this restrictive covenant. It is expressly agreed that this restrictive covenant and all covenants herein are reasonable as to both duration and distance, are not overly burdensome, are not economically oppressive to the Executive, are not injurious to the public welfare or benefit, and are specifically enforceable in a Court of competent jurisdiction as against the Executive.

D. *Enforcement.* The parties understand and agree that New Peoples would be irreparably injured by a violation of this Section 12, and that it is impossible to measure in money the damages that will accrue to New Peoples by reason of a failure by Executive to perform any of Executive's obligations under this Section 12 Therefore, in the event of a breach or threatened breach by the Executive of the provisions of this Section, New Peoples will be entitled to an injunction restraining the Executive from such breach and from rendering any services to a Competitive Business in breach of this Agreement, and do so without the requirement of a bond. Compliance with this Agreement is a condition precedent to New Peoples' obligation to make any payments of any nature to the Executive. The Executive further agrees to indemnify and hold harmless New Peoples from all damages and

costs, including reasonable attorney's fees, relating to the enforcement of this Agreement provided that New Peoples is the prevailing party. Nothing in this Agreement will be construed as prohibiting New Peoples from pursuing any other remedies available to it for a breach or threatened breach of this Agreement.

E. *Partial Invalidity.* It is the intention of the parties that this restrictive covenant be enforceable to the fullest extent permitted by law. The invalidity or unenforceability of any portion of this covenant shall not affect the validity or enforceability of any remaining portions herein. The parties agree that in the event a Court of competent jurisdiction shall determine that any provision of this restrictive covenant is invalid or unenforceable under applicable law by reason of the geographic or temporal scope of such provision or the extent of the restriction imposed upon the Executive's activities set forth herein, then the geographic or temporal scope of such provision or the extent of restriction imposed on the Executive's activities may be deemed modified by the Court to reduce said geographic or temporal scope or the extent of such restriction upon the Executive's activities by such amount as is minimally necessary to render such provision, as so amended, not invalid or unenforceable under applicable law.

F. *Notice to Prospective Employers.* Executive shall provide a prospective, Competitive Business employer with written notice of the Executive's obligations under this Section 12 prior to accepting employment with a Competitive Business within the Non-Compete Period, and Executive shall send a copy of such notice to New Peoples. Executive authorizes New Peoples to provide such notice to Executive's prospective, Competitive Business employer.

13. Regulatory Matters. The terms and provisions of Exhibit 2 are incorporated herein by reference the same as if included in the body hereof and shall be binding on the parties. To the extent that the regulations and laws referenced therein are amended, then any amendments shall automatically and without further notice be binding on the parties.

14. Confidentiality. In the course of Executive's employment and involvement with New Peoples and its affiliates, Executive has obtained, and will obtain, Confidential Information. Executive shall hold the Confidential Information in a fiduciary capacity for the benefit of New Peoples, its affiliates, predecessors, assigns and any successor entities. All Confidential Information shall remain the sole property of New Peoples and shall be promptly returned to New Peoples' premises upon imposition of the Termination Protocol, and the Executive will neither make nor retain any copies of such Confidential Information. After expiration or termination of this Agreement, Executive shall not, without the prior written consent of New Peoples or as may otherwise be required by law or legal process, communicate or divulge Confidential Information to anyone other than New Peoples and those designated by it. The confidentiality provisions contained herein are in addition to, and not in limitation of, Executive's duties as an officer under applicable law.

15. Notices. All notices and other communications required or permitted by this Agreement from one party to the other shall be delivered in writing either (i) personally, (ii) by overnight delivery from a nationally recognized overnight carrier (FedEx, UPS, etc.), or (iii) by Certified Mail/Return Receipt Requested to the below address for New Peoples or on Exhibit 1 for the Executive, or to such other address as may be from time-to-time provided by notice to the other party. Notice shall be deemed given (i) upon receipt if made personally, or (ii) the next business day after the sender delivers it to a nationally recognized overnight carrier, or (iii) on the third business day the date that the same is

mailed postage prepaid as above described. The initial address for New Peoples is Attn: President/CEO, 53 Commerce Drive, Honaker, Virginia 24260.

16. Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in the counties of Russell, Tazewell and Washington or the City of Bristol, Virginia as shall be elected by the party initiating the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration

Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an attorney selected by Executive and New Peoples who shall have experience in representing financial institutions and their executives in respect to employment matters. In the event the parties cannot agree on a single arbitrator then each shall designate an arbitrator qualified as herein before provided and each arbitrator so selected shall select a third arbitrator qualified as hereinbefore provided. The arbitrator(s) shall award reasonable legal fees and costs of the arbitration to the party substantially prevailing in the arbitration.

17. Partial Invalidity. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part for any reason whatsoever, it shall be severable from the rest of this Agreement and shall not invalidate or affect the other provisions of this Agreement, all of which shall remain in full force and effect and be enforceable according to their terms.

18. Waiver. The waiver by a party of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

19. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive and the Executive's legal representatives and estate and intestate distributees, and the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, as applicable, and Executive's obligations hereunder shall continue in favor of such successor. The Executive may not assign the Executive's rights and duties under this Agreement to any other party.

20. Modification. Any modification of this Agreement shall be ineffective and unenforceable unless it is in writing and signed by New Peoples and the Executive.

21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 U.S.C. §1828(k) and any regulations promulgated thereunder (or any subsequent law or regulation having a similar purpose or effect). Venue for any dispute arising hereunder shall be in the state Courts sitting in Russell or Washington County, Virginia.

22. Entire Agreement. This Agreement and the provisions herein supersede any prior written or verbal agreements or discussions between the parties and constitute the entire

understanding and agreement by and between the parties.

23. Headings. The headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not propose to, and shall not be deemed to, define, limit or extend the scope or intent of their related tex

WITNESS the following signatures and seals to this Agreement.

Oct 27, 2023, 20 23
Date Signed

Bryan Booher
Bryan Booher (Oct 27, 2023 15:48 EDT) (SEAL)
Printed Executive Name: Bryan Booher

NEW PEOPLES BANK, INC.

Oct 27, 2023, 20 23
Date Signed

By: Christopher Asbury (Oct 27, 2023 15:50 EDT)
C. Todd Asbury, President/CEO

Executive Employment Agreement
Exhibit 1

Executive Name: Bryan Booher

Notice Address: 225 Polo Drive
Blountville, TN 37617

Position: Formal Title: Executive Vice-President & Chief Risk Officer
Primary Allowed Office Locations: Washington Co., VA; City of Bristol, VA;Sullivan Co., TN; & Russell Co., VA
General Duties: See attached job description

Benefit Start Date: 01/27/2020

Commencement Date: 10/27/2023

Base Salary: $210,000.00

PTO: Days per Contract Year: 4 wks vac, 10 sick days, & 2 personal days

Superior Officers: President

Severance Period: 182 Days After Termination or Non-Renewal

Oct 27, 2023, 2023
Date Signed

Bryan Booher
Bryan Booher (Oct 27, 2023 15:48 EDT) (SEAL)
Printed Executive Name: Bryan Booher

NEW PEOPLES BANK, INC.

Oct 27, 2023, 2023
Date Signed

By: Christopher Asbury (Oct 27, 2023 15:50 EDT)
C. Todd Asbury, President/CEO

Executive Employment Agreement
Exhibit 2

REGULATORY PROVISIONS

The following provisions are incorporated into the Executive Employment Agreement by and between **New Peoples Bank, Inc.**, a Virginia bank (the "Bank" or "New Peoples", and Bryan Booher ("Executive"). The definition of terms defined in the Employment Agreement have the same meaning in this Release Agreement, which definitions are incorporated herein by reference, except as defined differently herein.

1. Insurance and Indemnification.

   A. New Peoples will provide Executive with coverage under any directors' and officers' liability insurance policy that New Peoples may maintain. New Peoples shall indemnify Executive (and Executive's heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of the Executive having been an officer of the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following Executive's termination of employment with New Peoples), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, with any such settlements approved by the Board. Any such indemnification shall be made consistent with Regulations and §18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359 (or any subsequent law or regulation having a similar purpose or effect).

   B. Notwithstanding the foregoing, no indemnification shall be made by New Peoples unless New Peoples gives the Regulator, to the extent required by law, at least sixty (60) days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made if the Regulator advises the Bank in writing within such notice period, of its objection thereto.

2. Tax Matters.

   A. Notwithstanding anything to the contrary in the Agreement, in the event that any portion of the Severance Benefits, or any other payment or benefit received or to be received by Executive in connection with a "change in ownership or control" within the meaning of Section 280G of the Code occurring following the Benefit Start Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under §4999 of the Code (the "Excise Tax"), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive's Retained Amount (as hereinafter defined) would be greater than Executive's Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of §280G of the Code selected by the Bank prior to a Change in Control and reasonably acceptable to Executive ("Tax

Counsel"), which determinations shall be conclusive and binding on Executive and the Bank absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Bank. Prior to any reduction in Executive's Total Benefits pursuant to this Section, Tax Counsel shall provide Executive and the Bank with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Premium Payments, (ii) the Severance Benefits, (iii) any other portion of the Total Benefits that are not subject to §409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to §409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to §409A and arise from any accelerated vesting of equity awards. The parties hereto hereby elect to use the applicable federal rate that is in effect on the date this Agreement for purposes of determining the present value of any payments provided for hereunder for purposes of §280G of the Code. "Retained Amount" shall mean the present value (as determined in accordance with §§280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. In connection with making determinations under this Section, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including any noncompetition provisions that may apply to Executive, and New Peoples shall cooperate in the valuation of any such services, including any noncompetition provisions.

B. This Agreement is intended to comply with the requirements of §409A of the Code (including the exceptions thereto), to the extent applicable, and the Bank shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of §409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of §409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Executive's entitlement to payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of §409A of the Code, Executive's employment shall not be deemed to have terminated unless and until Executive incurs a "separation from service" as defined in §409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with New Peoples' policies with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of §409A of the Code is payable or provided due to a "separation from service" for purposes of the rules under Treas. Reg. §1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a "specified employee" (as determined under Treas. Reg. §1.409A-1(i) and related Bank procedures), such payment shall, to the extent necessary to comply with the requirements of §409A of the Code, be made on the date that is six (6) months after the date of Executive's separation from service (or, if earlier, the date of Executive's death). Any installment payments that are delayed pursuant to this Section shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Executive's separation from service (or, if earlier, upon Executive's death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits are intended not to constitute deferred compensation subject to §409A of the Code to the extent such Severance Benefits are covered by (a) the "short-term deferral exception" set forth in Treas. Reg. §1.409A-1(b)(4),

(b) the "two times severance exception" set forth in Treas. Reg. §1.409A-1(b)(9)(iii), or (c) the "limited payments exception" set forth in Treas. Reg. §1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under §409A of the Code. Each installment of the Severance Benefits and any other payment or benefits that constitute nonqualified deferred compensation within the meaning of §409A of the Code shall be deemed to be a separate payment for purposes of §409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

3. Bank Regulatory Matters.

A. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under §8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(3) and (g)(1)) (or any subsequent law or regulation having a similar purpose or effect), all obligations of New Peoples under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, New Peoples may in its discretion (but subject in all events to the requirements of Code §409A), (i) pay Executive all of the compensation withheld while New Peoples' obligations under this Agreement were suspended, and (ii) reinstate (in whole) any of New Peoples' obligations which were suspended, and in exercising such discretion, New Peoples shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to Executive and to reinstate any suspended obligations of New Peoples.

B. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under §8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818 (e)(4) or (g)(1)) (or any subsequent law or regulation having a similar purpose or effect), all obligations of New Peoples under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

C. If the Bank is in default, as defined in §3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813 (x)(1)) (or any subsequent law or regulation having a similar purpose or effect), all obligations of New Peoples under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

D. All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Bureau of Financial Institutions or other applicable banking regulator (the "Regulator"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in §13(c) of the Federal Deposit Insurance Act, as amended (or any subsequent law or regulation having a similar purpose or effect); or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

E. If any regulation applicable to New Peoples shall hereafter be adopted, amended or modified or if any new regulation applicable to New Peoples and effective after the date of this Agreement:

(1) shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed

amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and,

(2) shall permit the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

Remainder of Page Blank

Executive Employment Agreement
Exhibit 3

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter "Agreement") is made and entered into on October 27, 2023 by and among **New Peoples Bank, Inc.**, a Virginia bank (the "Bank" or "New Peoples"), and Bryan Booher ("Executive").

WITNESSETH:

WHEREAS, New Peoples and Executive are parties to an Employment Agreement, dated as of October 27, 2023 (the "Employment Agreement"), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive's services to New Peoples. The definition of terms defined in the Employment Agreement have the same meaning in this Release Agreement, which definitions are incorporated herein by reference, except as defined differently herein.

NOW, THEREFORE, in consideration of New Peoples agreeing to provide the compensation and benefits under Section 11 of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1. General Release. In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges New Peoples, and any of their predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the "Released Parties"), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA") (provided that this release does not extend to any vested benefits of Executive under New Peoples' pension and welfare benefit plans as of the date of Executive's termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. §1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter "ADEA"); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter "ADA"); §503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and

whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive's employment, service, or contacts, with New Peoples or any other of the Released Parties. Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (i) rights to compensation and benefits provided under Section 6 of the Employment Agreement; (ii) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of New Peoples, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of New Peoples or any of its affiliates; and (iii) any claims that Executive may not by law release through a settlement agreement such as this.

2 <u>Legal Proceedings.</u> To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that Executive will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

3. <u>Older Workers Benefit Protection Act /ADEA Waiver.</u>

A. Executive acknowledges that New Peoples has advised Executive in writing to consult with an attorney of Executive's choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive's choice before signing this Agreement.

B. Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

C. Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Bank's principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive's intention to revoke this Agreement. Providedthat Executive does not timely revoke this Agreement, the eighth (8th) day following Executive's execution hereof shall be deemed the "Effective Date" of this Agreement.

D. The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

4. <u>Return of Property.</u> Executive shall promptly turn over to the Bank any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from New Peoples that are in Executive's possession, custody, or control, including any such materials that may be at Executive's home.

5. <u>No Inference.</u> This Agreement shall not in any way be construed as an admission by New Peoples of any acts of unlawful conduct, wrongdoing or discrimination against Executive,

and New Peoples specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.

6. Modification. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7. Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflict of laws.

8. Understanding. Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9. Counterparts. The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

NEW PEOPLES BANK, INC.

By: C Todd Asbury
Christopher Asbury (Oct 27, 2023 15:50 EDT)

Printed Name: C. Todd Asbury

Title: President & CEO

EXECUTIVE:

Bryan Booher
Bryan Booher (Oct 27, 2023 15:45 EDT) (SEAL)

Printed Name: Bryan Booher